Exhibit 99.2

NeoStem Announces Proposed Public Offering of Common Stock

NEW YORK, April 29, 2013 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NYSE MKT: NBS) (“NeoStem” or the “Company”), a leader in the emerging cellular therapy market, today announced that it intends to offer for sale shares of its common stock in an underwritten public offering. The Company intends to use the net proceeds from this offering for working capital, including research and development of cell therapeutic product candidates, including AMR-001, expansion of business units, strategic transactions and other general corporate purposes. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Aegis Capital Corp is acting as sole book-running manager in the offering.

The offering is being made pursuant to a shelf registration statement relating to the shares that was filed with the Securities and Exchange Commission (SEC) and and declared effective on October 3, 2012. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp, 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NeoStem, Inc.

NeoStem, Inc. ("NeoStem" or the "Company") is a leader in the emerging cellular therapy industry. Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization ("CDMO") providing services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation.

For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's research and development and clinical evaluation efforts for cellular therapies, including with respect to AMR-001, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the Company's ability to successfully grow its contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the SEC on March 11, 2013 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Contact:
NeoStem Dr. Robin L. Smith Chairman and CEO Phone: +1-212-584-4174 Email: rsmith@neostem.com